As filed with the U.S. Securities and Exchange Commission on February 4, 2025

Registration No. 333-278840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yoshiharu Global Co.

(Exact name of registrant as specified in its charter)

Delaware	5812	87-3941448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

(714) 694-2403

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Chae

Chief Executive Officer

6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

(714) 694-2403

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Matthew Ogurick, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED February 4, 2025

1,600,000

Yoshiharu Global Co.

This prospectus relates to the resale, from time to time, by Crom Structured Opportunities Fund I, LP, a Delaware limited partnership (“Crom” or the “Selling Stockholder” of up to 1,600,000 of our shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

This prospectus relates to the registration of the following which have been or may be issued to the Selling Stockholder: (1) up to 500,000 shares of Class A Common Stock which may be issued and sold pursuant to an Equity Purchase Agreement between us and Crom dated January 6, 2025 (the “EPA”), including 31,948 shares which have been issued to Crom as a commitment fee (the “Commitment Shares”) and (2) up to 1,100,000 shares of Class A common stock which may be issued to Crom upon conversion of a note issued and sold by us to Crom pursuant to a Convertible Promissory Note dated January 6, 2025 (the “Note”).

Aside from the Commitment Shares, shares of Class A Common Stock being registered for resale hereby were issued to, purchased by or will be purchased by the Selling Stockholder for the following consideration: (i) a purchase price yet to be determined for the Advance Shares under the EPA (as described herein); (ii) a purchase price of either $5.00 per share of Class A Common Stock or 90% of the lowest dollar volume weighted average price on any trading day during the five trading days immediately preceding the conversion date for conversion of the Note, subject to adjustment as provided in the Note.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholder. In addition, the EPA provides that we may sell up to an aggregate of $10,000,000 of our Class A Common Stock to Crom under the EPA, from time to time in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the EPA.

Crom is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended with respect to the resale of shares under the EPA (the “Securities Act”). The Selling Stockholder may sell the shares of Class A Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Class A Common Stock being registered pursuant to this prospectus.

We will pay the expenses of registering the Class A Common Stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell our shares of Class A Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for our Class A Common Stock or in negotiated transactions.

We are an “emerging growth company” and “smaller reporting company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

Our Class A Common Stock is listed on Nasdaq under the symbol “YOSH.” The last reported closing price for our Class A Common Stock on Nasdaq on February 3, 2025 was $3.68 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025

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ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we, nor the selling stockholder named herein (the “Selling Stockholder”), nor any financial advisor engaged by us or the Selling Stockholder in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The Selling Stockholder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

If required, each time the Selling Stockholder offers shares of Class A Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “Yoshiharu,” “the Company,” “we,” “us” and “our” refer to Yoshiharu Global Co.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing or incorporated by reference in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the “©”, “®” or “™” symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable, rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors” as included elsewhere in this prospectus and our financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in our Annual Report on Form 10-K for the year ended December 31, 2023 as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which all are incorporated by reference herein.

Overview of Our Company

We are a fast-growing Japanese restaurant operator and were borne out of the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in Japanese ramen, we gained recognition as a leading ramen restaurant in Southern California within six months of our 2016 debut and have continued to expand our top-notch restaurant service across Southern California, currently operating ten restaurants with an additional two new restaurant stores under construction/development. Further, we acquired three existing restaurants in Las Vegas in early second quarter 2024.

We take pride in our warm, hearty, smooth, and rich bone broth, which is slowly boiled for over twelve hours. Customers can taste and experience supreme quality and deep flavors. Combining the broth with the fresh, savory, and highest-quality ingredients, we serve the perfect, ideal ramen, as well as offer customers a wide variety of sushi rolls, bento menu and other favorite Japanese cuisine. Our acclaimed signature Tonkotsu Black Ramen has become a customer favorite with its slow cooked pork bone broth and freshly made, tender chashu (braised pork belly).

Our mission is to bring our Japanese ramen and cuisine to the mainstream, by providing a meal that customers find comforting. Since the inception of the business, we have been making our own ramen broth and other key ingredients such as pork chashu and flavored eggs from scratch, whereby upholding the quality and taste of our foods, including the signature texture and deep, rich flavor of our handcrafted broth. Moreover, we believe that slowly cooking the bone broth makes it high in collagen and rich in nutrients. We also strive to present food that is not only healthy, but also affordable. We feed, entertain and delight our customers, with our active kitchens and bustling dining rooms providing happy hours, student and senior discounts, and special holiday events. As a result of our vision, customers can comfortably enjoy our food in a friendly and welcoming atmosphere.

In September 2022, we consummated our initial public offering (the “IPO”) of 2,940,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) at a public offering price of $4.00 per share, generating gross proceeds of $11,760,000. Net proceeds from the IPO were approximately $10.3 million after deducting underwriting discounts and commissions and other offering expenses of approximately $1.5 million.

We granted the underwriters a 45-day option to purchase up to 441,000 additional shares (equal to 15% of the shares of Class A Common Stock sold in the IPO) to cover over-allotments, if any, which the underwriters did not exercise. In addition, we issued to the representative of the underwriters warrants to purchase a number of shares of Class A Common Stock equal to 5.0% of the aggregate number of shares of Class A Common Stock sold in the IPO (including shares of Class A Common Stock sold upon exercise of the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months from the date of commencement of the sales of the shares of Class A Common Stock in connection with the IPO, at an initial exercise price per share of $5.00 (equal to 125% of the initial public offering price per share of Class A Common Stock). No representative’s warrants have been exercised.

On September 9, 2022, our Class A Common Stock began trading on the Nasdaq Capital Market under the symbol “YOSH.”

On November 22, 2023, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock and Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A common Stock, “Common Stock”), in the ratio of 1-for-10 (the “Reverse Stock Split”) effective at 11:59 p.m. eastern on November 27, 2023. The Class A Common Stock began trading on a split-adjusted basis at the market open on Tuesday, November 28, 2023.

No fractional shares were issued as a result of the Reverse Stock Split. Instead, any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the next whole number. As a result, a total of 34,846 shares of Class A Common Stock were issued and total of 1,342,585 shares of Class A Common Stock were outstanding as of December 31, 2023. The Reverse Stock Split affects all stockholders uniformly and did not alter any stockholder’s percentage interest in our outstanding Common Stock, except for adjustments that may result from the treatment of fractional shares. The number of authorized shares of Common Stock and number of authorized, issued, and outstanding shares of the preferred stock were not changed.

On October 2, 2024, we made a non-brokered $1.0 million private placement investment from an accredited investor. We intend to use these proceeds for the Company’s expansion into the Korean BBQ (“KBBQ”) segment. We have identified a growing trend of demand for KBBQ cuisine, predominantly in Southern California, as the popularity of Korean food has increased Americans’ appetites for KBBQ. Having operated in the restaurant sector since 2016, we have leveraged our extensive industry experience and expertise to build a robust network of supply chain stakeholders essential for successful restaurant operations. Recognizing the synergies between our existing suite of culinary offerings and the KBBQ concept, we plan to capitalize on the synergies of resources and ingredients for both segments to enhance purchasing power, attract a wider audience, and explore cross-promotion opportunities to further solidify and expand the Yoshiharu brand.

On October 8, 2024, we entered into a non-biding Memorandum of Understanding (“MoU”) with Xing Sheng Group through a Master License Agreement (“MLA”) for the Liaoning Province in China to introduce a new flagship Yoshiharu restaurant in Shenyang, China, home to over 43 million people. On October 15, 2024, we also entered into a non-binding Memorandum of Understanding (“MoU”) with Chengdu Octaday Entertainment Group through a Master License Agreement (“MLA”) for the Sichuan Province in China to introduce Yoshiharu Global’s Expanding Cuisine in Sichuan Province, China, with a rich and diverse culture and home to over 83 million people. We expect many opportunities to introduce Yoshiharu’s cuisine in both Shenyang and Sichuan Provinces. We also expect this announcement to prove the viability of Yoshiharu’s expansion across strategically important Chinese cities and provinces.

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On October 31, 2024, we opened our 15th restaurant in San Clemente. The new restaurant is centrally located at 638 Camino De Los Mares in the Ocean View Plaza in San Clemente, a classic beach town destination known for its beaches, world class surfing and vibrant dining scene. This prime coastal location benefits from excellent access and high visibility to I-5, drawing an estimated 8,300 visits a day and over 3 million visits a year, surrounded by an affluent population of more than 69,000 with an average household income of over $145,000 within a 3-mile radius.

As we primarily source the ingredients domestically, we do not expect direct impacts from current U.S. tariffs on imported goods. However, the broader economic environment shaped by these tariffs could indirectly affect the Company. Recent U.S. tariff policies, including proposed tariffs of 10% to 20% on all imports and up to 60% on Chinese goods, aim to bolster domestic industries but may lead to increased costs for imported products. This could result in higher prices for certain ingredients or supplies that we use. We have been diversifying suppliers or exploring alternative ingredients to manage potential cost increases.

Supply Chain Disruption and Inflation

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs, especially in light of recent supply chain disruptions. We believe we have experienced higher costs due to increased commodity prices and challenges sourcing our supplies due in part to global supply chain disruptions. Although historically, and as of September 30, 2024, global supply chain disruptions have not materially adversely affected our business, a substantial increase in the cost of, or inability to procure, the food products most critical to our menu, such as canola oil, rice, meats, fish and other seafood, as well as fresh vegetables, could materially and adversely affect our business, financial condition or results from operations. Because we provide moderately priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers. These potential changes in supply costs could materially adversely affect our business, financial condition or results of operations.

Historically and as of the date hereof, inflation has not had a material effect on our results of operations. Severe increases in inflation, however, could affect the global and U.S. economies and could have a materially adverse impact on our business, financial condition or results of operations. Furthermore, future volatile, negative, or uncertain economic conditions and recessionary periods or periods of significant inflation may adversely impact consumer spending at our restaurants, which would materially adversely affect our business, financial condition and results of operations. Such effects can be especially pronounced during periods of economic contraction or slow economic growth. To the extent that we are unable to offset such cost inflation through increased menu prices or increased efficiencies in our operations and cost savings, there could be a negative impact on our business, sales and margin performance, net income, cash flows and the trading price of our common shares. We have been able to offset to some extent these inflationary and other cost pressures through actions such as increasing menu prices and supply chain initiatives, however, we expect these inflationary and other cost pressures to continue into the year 2024.

Our Strengths

Experienced Management Team Dedicated to Growth.

Our team is led by experienced and passionate senior management who are committed to our mission. We are led by our Chief Executive Officer, James Chae. Mr. Chae founded Yoshiharu in 2016 and has helped grow the business since that time. Mr. Chae leads a team of talented professionals with deep financial, operational, culinary, and real estate experience.

Compelling Value Proposition with Broad Appeal.

Guests can enjoy our signature ramen dishes or select from our variety of fresh sushi rolls, bento, and other Japanese cuisine. The high-quality dishes at affordable prices are the result of our efficient operations. In addition, we believe our commitment to high-quality and fresh ingredients in our food is at the forefront of current dining trends as customers continue to seek healthy food options.

Attractive Restaurant-Level Economics.

At Yoshiharu, we believe our rapid customer turnover, combined with our ability to deliver in 2 major day parts with lunch and dinner, allows for robust and efficient sales in each of our restaurants. Our average unit volume (“AUV”, as defined herein) was $1.2 million in 2022 and $1.1 million in 2023.

Quality of Food and Excellence in Customer Service.

We place a premium on serving high-quality, authentic Japanese cuisine. We believe in customer convenience and satisfaction and have created strong, loyal and repeat customers who help expand the Yoshiharu network to their friends, family and co-workers.

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Our Growth Strategies

Pursue New Restaurant Development.

We have pursued a disciplined new corporate owned growth strategy. Having expanded our concept and operating model across varying restaurant sizes and geographies, we plan to leverage our expertise opening new restaurants to fill in existing markets and expand into new geographies. While we currently aim to achieve in excess of 100% annual unit growth rate over the next three to five years, we cannot predict the time period of which we can achieve any level of restaurant growth or whether we will achieve this level of growth at all. Our ability to achieve new restaurant growth is impacted by a number of risks and uncertainties beyond our control, including those described under the caption “Risk Factors.” In particular, see “Risk Factors—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets” for specific risks that could impede our ability to achieve new restaurant growth in the future. We believe there is a significant opportunity to employ this strategy to open additional restaurants in our existing markets and in new markets with similar demographics and retail environments.

Deliver Consistent Comparable Restaurant Sales Growth.

We have achieved positive comparable restaurant sales growth in recent periods. We believe we will be able to generate future comparable restaurant sales growth by growing traffic through increased brand awareness, consistent delivery of a satisfying dining experience, new menu offerings, and restaurant renovations. We will continue to manage our menu and pricing as part of our overall strategy to drive traffic and increase average check. We are also exploring initiatives to grow sales of alcoholic beverages at our restaurants, including the potential of a larger format restaurant with a sake bar concept. In addition to the strategies stated above, we expect to initiate sales of franchises in 2024.

Increase Profitability.

We have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability both at a restaurant-level and corporate-level by taking advantage of our increasing buying power with suppliers and leveraging our existing support infrastructure. Additionally, we believe we will be able to optimize labor costs at existing restaurants as our restaurant base matures and AUVs increase. We believe that as our restaurant base grows, our general and administrative costs will increase at a slower rate than our sales.

Heighten Brand Awareness.

We intend to continue to pursue targeted local marketing efforts and plan to increase our investment in advertising. We also are exploring the development of instant ramen noodles which we would distribute through retail channels. We intend to explore partnerships with grocery retailers to provide for small-format Yoshiharu kiosks in stores to promote a limited selection of Yoshiharu cuisine.

Experienced Management Team Dedicated to Growth.

Our team is led by experienced and passionate senior management who are committed to our mission. We are led by our Chief Executive Officer, James Chae. Mr. Chae founded Yoshiharu in 2016 and leads a team of talented professionals with deep financial, operational, culinary, and real estate experience.

Properties

As of September 30, 2024, we operated 14 restaurant stores with an additional 2 restaurant stores under construction /development. We operate a variety of restaurant formats, including in-line and end-cap restaurants located in retail centers of varying sizes. Our restaurants currently average approximately 1,792 square feet. We lease the property for our corporate offices and all of the properties on which we operate our restaurants.

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The table below shows the locations of our restaurants as of September 30, 2024:

Store Location	Address	Year Launched
Orange	1891 N Tustin St, Orange, CA 92865	2016
Buena Park	6970 Beach Blvd, #F206 Buena Park, CA 90621	2017
Whittier	8426 Laurel Ave, STE A Whittier, CA 90605	2017
Chino	4004 Grand Ave STE C Chino, CA 91710	2019
Eastvale	4910 Hamner Ave STE 150, Eastvale, CA 91752	2020
Irvine	3935 Portola Pkwy, Irvine, CA 92602	2021
La Mirada	12806 La Mirada Blvd, La Mirada, CA 90638	2022
Cerritos	11533 South St, Cerritos, CA 90703	2022
Corona	440 N Mckinley St STE 101, Corona, CA 92879	2023
Garden Grove	9812 Chapman Avenue Garden Grove, CA 92841	2023
Laguna	32341 Golden Lantern, STE B, Laguna Niguel, CA 92677	1Q 2024
Las Vegas	6125 S. Fort Apache Road, Suite 200, Las Vegas, NV 89148	2Q 2024
Las Vegas	280 E Flamingo Road, Suite C, Las Vegas, NV 89169	2Q 2024
Las Vegas	6572 N Decatur Blvd., Las Vegas, NV 89131	2Q 2024
Menifee	27311 Newport Road, Suite 320, Menifee, CA 92584	3Q 2024*
San Clemente	638 Camino de Los Mares STE 16, San Clemente, CA 92673	3Q 2024

* Under construction.

We are obligated under non-cancelable leases for the majority of our restaurants, as well as our corporate offices. The majority of our restaurant leases have lease terms of 10 years, inclusive of customary extensions which are at the option of the company. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges, and other operating costs. Some restaurant leases provide for contingent rental payments based on sales thresholds, although we generally do not expect to pay significant rent on these properties based on the thresholds in those leases. We do not own any real property.

We opened one restaurant in each year from 2019 through 2021, and we opened two restaurants in 2022 and 2023. We also opened a new restaurant in February 2024, and currently have two new locations under construction/development. Further, we acquired three existing restaurants in Las Vegas in the second quarter of 2024.

We anticipate approximately $450,000 in costs per new location in development, and have spent approximately $780,000 for the two locations under construction/development as of September 30, 2024.

In 2019, we closed our West Hollywood and Lynwood, California restaurants due to underperformance. We cannot provide assurance that we will be able to open any specific number of restaurants in any year. See “Risk Factors—Risks Related to Our Business and Industry—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.”

Site Development and Expansion

Site Selection Process

We consider site selection to be instrumental to our success. As part of our strategic site selection process, we receive potential site locations from networks of local brokers, which are then reviewed by our Development Team. This examination consists of an analysis of the lease terms and conditions, a profitability evaluation, as well as multiple site visits during all times of the day, e.g., lunch, late afternoon, dinner, weekdays and weekends, to test for traffic. The Development Team holds regular meetings for site approval with other members of our senior management team in order to get a balanced perspective on a potential site.

Our current real estate strategy focuses on high-traffic retail centers in markets with a diverse population and above-average household income for the state. We believe we are attractive lessees for landlords given our ability to drive strong traffic comprised of above-average household income guests, and we imagine our bargaining power will become stronger as we accumulate more stores. In site selection, we also consider factors such as residential and commercial population density, restaurant visibility, traffic patterns, accessibility, availability of suitable parking, proximity to highways, universities, shopping areas and office parks, the degree of competition within the market area, and general availability of restaurant-level employees. We also invest in site analytics tools for demographic analysis and data collection for both existing and new market areas, which we believe allows us to further understand the market area and determine whether to open new restaurants in that location.

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Our flexible physical footprint, which has allowed us to open restaurants in size ranging from 1,500 to 2,500 square feet, allows us to open in-line and end-cap restaurant formats at strip malls and shopping centers and penetrate markets in both suburban and urban areas. We believe we have the ability to open additional restaurants in our existing metropolitan areas. We also believe there is significant opportunity to employ the strategy in new markets with similar demographics across the U.S. and globally.

Expansion Strategy

We plan to pursue a multi-facet expansion strategy by opening new corporate restaurants or acquiring existing restaurants in both new and existing markets, as well as utilizing the franchise market. We believe this expansion will be crucial to executing our growth strategy and building awareness of Yoshiharu as a leading Japanese casual dining brand. Expansion into new markets occurs in parallel with ongoing evaluation of existing markets, with the goal of maintaining a pipeline of top-tier development opportunities. As described under the heading Site Selection Process above, we use a systematic approach to identify and review existing and new markets.

Upon selecting a new market, we typically build one restaurant to prove concept viability in that market. We have developed a remote management system whereby our senior operations team is able to monitor restaurants in real-time from our headquarters using approximately eight cameras installed in each restaurant. We utilize this remote management system to maintain operational quality while minimizing inefficiencies caused by a lack of economies of scale in new markets.

Due to our relatively small restaurant count, new restaurants have an outsized impact on our financial performance. In order to mitigate risk, we look to expand simultaneously in new and existing markets. We base our site selection on our most successful existing restaurants and frequently reevaluate our strategy, pacing and markets. We believe we are in the early stages of our growth story and that our restaurant model is designed to generate strong cash flow, attractive restaurant-level financial results and high returns on invested capital, which we believe provides us with a strong foundation for expansion.

Restaurant Design

Restaurant design is handled by our Development Team in conjunction with outsourced vendor relationships, e.g., architects and general contractors. Our restaurant size currently averages approximately 1,500 square feet. Seating in our restaurant is comprised of a combination of table seating and bar seats with an average seating capacity of 40-50 guests.

We are developing two main restaurant layouts. The standard restaurants will be built using our current layout and design which we believe evokes a modern and on-trend Japanese dining atmosphere. The second layout is a larger floor plan where we will utilize a full service restaurant and bar. We believe our see-through kitchens reflecting the cooks preparing first-hand meals, amplify the lively bustle provided by the great casual atmosphere, and serve to highlight the ambiance of getting great food in a modern Japanese style ambiance.

Construction

Construction of a new restaurant takes approximately 12 to 24 weeks once construction permits are issued. Our Development Team oversees the build-out process from engaging architects and contractors to design and build out the restaurant. The capital resources required to develop each new restaurant are significant. On average, we estimate our restaurant build-outs to cost approximately $350,000 - $550,000 per standard location, net of tenant allowances and pre-opening costs and assuming that we do not purchase the underlying real estate, but this figure could be significantly higher depending on the market, restaurant size, and condition of the premises upon delivery by landlord. On average, we estimate that our restaurants require a cash build-out cost of approximately $350,000-$550,000 per restaurant, net of landlord tenant improvement allowances and pre-opening costs and assuming that we do not purchase the underlying real estate. Actual costs may vary significantly depending upon a variety of factors, including the site and size of the restaurant and conditions in the local real estate and labor markets.

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Restaurant Management and Operations

Restaurant Management and Employees

Our restaurants typically employ one restaurant manager, one or two supervisors, and approximately 8 to 12 additional team members. Managers, supervisors and management trainees are cross-trained throughout the restaurant in order to create competency across critical restaurant functions, both in the dining area and in the kitchen.

In addition, our senior operations team monitors restaurants in real-time from our headquarters using our remote management system of approximately eight cameras installed in each restaurant. These team members are responsible for different components of the restaurant: cleanliness, service, and food quality.

Training and Employee Programs

We devote significant resources to identifying, selecting, and training restaurant-level employees. Our training covers leadership, team building, food safety certification, alcohol safety programs, sexual harassment training, and other topics. Management trainees undergo training for approximately 8 to 16 weeks in order to develop a deep understanding of our operations. In addition, we are developing extensive training manuals that cover all aspects of restaurant-level operations.

Our traveling “opening team” provides training to team members in advance of opening a new restaurant. We believe the opening team facilitates a smooth opening process and efficient restaurant operations from the first day a restaurant opens to the public. The opening team is typically on-site at new restaurants from two weeks before opening to four weeks after opening.

Food Preparation, Quality and Safety

We are committed to consistently providing our guests high quality, freshly prepared food. For other items we believe hand preparation achieves the best quality. Hand preparation of menu items includes, but is not limited to, frying tempura, slicing meat and fish and making pork bone broth. We believe guests can taste the difference in freshly prepared food and that adhering to these standards is a competitive advantage for our brand.

Food safety is essential to our success and we have established procedures to help ensure that our guests enjoy safe, quality food. We require each employee to complete food handler safety certification upon hiring. We have taken various additional steps to mitigate food quality and safety risks, including undergoing internal safety audits. We also consider food safety and quality assurance when selecting our distributors and suppliers.

Menu

We offer a diverse menu, including our signature ramen dishes, as well as sushi rolls, bento boxes, and other Japanese cuisine. The menu appeals to a wide range of customers, and we continue to improve upon the quality, taste and presentation. Additionally, we are able to serve the menu in a delivery and pickup format, as our food is designed to be enjoyed on premise or at customers’ homes or offices. We have entered the catering business through relationships with businesses who place large format orders (i.e., Bento boxes for corporate meetings or office lunches), for delivery or pick-up. We expect that our catering business, which has a higher-than-average order value, to grow due to the early success we have experienced in the corporate channel.

New Menu Introductions

We focus advertising efforts on new menu offerings to broaden our appeal to guests and drive traffic. Our menu changes twice per year to introduce new items and remove underperforming items. We promote these new menu additions through various social media platforms, our website and in-restaurant signage.

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Marketing and Advertising

We use a variety of marketing and advertising channels to build brand awareness, attract new guests, increase dining frequency, support new restaurant openings, and promote Yoshiharu as an authentic Japanese restaurant with high-quality cuisine and a distinctive dining experience. Our primary advertising channels include digital, social, and print.

Social Media

We maintain a presence on several social media platforms including Facebook and Instagram, allowing us to regularly communicate with guests, alert guests of new offerings, and conduct promotions. Our dining experience is built to provide our guests social media shareable moments, which we believe extends our advertising reach.

Suppliers

We carefully select suppliers based on product quality and authenticity and their understanding of our brand, and we seek to develop long-term relationships with them. All supply arrangements are negotiated and managed at the Yoshiharu corporate-level.

Food. Our Vice President of Operations identifies and procures high-quality ingredients at competitive prices. Each store separately makes an order to the specific vendor, and the invoices are submitted and paid by Yoshiharu at the corporate-level. We source mainly through the following Japanese-related distributors: JFC, a subsidiary of Kikkoman Corporation, Wismettac, a subsidiary of Nishimoto Co., Ltd., and Mutual Trading Co., Inc., a California corporation.

Paper. Our Vice President of Operations negotiates long term supply agreements for our logo-branded paper including takeout bags and bowls, chopsticks, as well as uniforms. We make a portion of our purchases annually in bulk at fixed prices, and deliver them to our warehouse in Anaheim, California. Each restaurant Manager receives the necessary paper supplies from our warehouse.

Management Information Systems

We utilize systems provided by Toast, Inc. for point of sale, contactless ordering, handheld ordering, online ordering and delivery, as well as marketing and payroll management. We believe that Toast’s systems provide us and our customers with streamlined operations and allows us to efficiently turn tables and improve the sales conversion cycle, while reducing third-party commissions for online orders.

Restaurant Industry Overview

According to the National Restaurant Association (the “NRA”), restaurant industry sales in 2023 were over $1.0 trillion, up from $966 billion in 2022 and is forecast to grow to $1.1 trillion in 2024.

The restaurant industry is divided into several primary segments, including limited-service and full-service restaurants, which are generally categorized by price, quality of food, service, and location. Yoshiharu sits at the intersection of these two segments offering the experience and food quality of a full-service restaurant and the speed of service of a limited-service restaurant. We primarily compete with other full-service restaurants, which, according to the NRA, had approximately$305 billion of sales in calendar year 2022, up from $266 billion in 2021. The limited-service segment generated approximately $370 billion in calendar year 2022, or a roughly $30 billion increase from the prior year.

According to the 2023 State of the Restaurant report, full-service restaurant sales are expected to increase to $324 billion in calendar year 2023, an increase of 6.2% from 2022 and the limited-service segment is forecast to reach $395 billion in 2023, resulting in a 6.8% increase from 2022.

We believe that increased multiculturalism in the United States, driven in part by growth in the Asian demographic, contributes to a favorable macro environment for Yoshiharu’s future growth. According to the U.S. Census Bureau, the Asian population is projected to be one of the fastest growing demographics in the United States, increasing in size from 20 million people in calendar year 2020 to 24.4 million people by calendar year 2030. During this time, the Asian population’s share of the nation’s total population is projected to increase by 15%, from approximately 6% to 6.9%.

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Additionally, we believe that Yoshiharu is well-positioned to grow our share of the restaurant market as consumers seek quality, value, healthier options, and authentic global and regional cuisine in their dining choices. According to the National Restaurant Association 2023 State of the Industry report, roughly 45% of family and casual dining restaurants plan to add new menu items identified as healthy or nutritious in 2023.

We cannot provide assurance that we will benefit from these long-term demographic trends, although we believe the projected growth in the Asian population and the Asian influence on dining trends will result in an increase in demand for Japanese and Asian foods.

Competition

We face significant competition from a variety of locally owned restaurants regional, and national chain restaurants offering both Asian and non-Asian cuisine, as well as takeaway options from grocery stores. Direct competition for Yoshiharu comes primarily from Asian restaurants including other ramen noodles restaurants. Jinya Ramen Bar operates approximately 40 locations in the United States and also franchises their restaurants. We believe that we compete primarily based on product quality, dining experience, ambience, location, convenience, value perception, and price. Our competition continues to intensify as competitors increase the breadth and depth of their product offerings and open new restaurants.

Seasonality

Due to Yoshiharu’s menu breadth and diversification of offerings, we do not experience significant seasonality.

Employees and Human Capital

We have 290 employees including part time; 270 of the employees are restaurant-level employees, and the rest perform business development, finance, marketing, investor relations, and administrative functions. We believe that our success is dependent upon, among other things, the services of our senior management, the loss of which could have a material adverse effect upon our prospects. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

As we continue to grow, we will add additional restaurant-level, marketing, and administrative personnel.

Properties

Our executive offices are located at 6940 Beach Blvd., Suite D-705, Buena Park, CA 90621 and our telephone number is (714) 694-2403. We consider our current office space adequate for our current operations.

Legal Proceedings

From time to time, we are also involved in various other claims and legal actions that arise in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we do not believe that the ultimate resolution of these actions will have a material adverse effect on our financial position, results of operations, liquidity or capital resources.

Future litigation may be necessary to defend ourselves and our partners by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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Reverse Stock Split

On November 20, 2023, our stockholders approved a proposal at our annual meeting of stockholders (the “Annual Meeting”) further amending our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our Common Stock at a ratio between one-for-two (1:2) and one-for-forty (1:40), without reducing the authorized number of our shares of Common Stock. Following the Annual Meeting, our Board of Directors approved a final split ratio of one-for-ten (1:10). Following such approval, on November 22, 2023, we filed an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split, with an effective time of 11:59 p.m. Eastern Time on November 27, 2023 (the “Reverse Stock Split”). Our Class A Common Stock began trading on Nasdaq on a split-adjusted basis beginning on November 28, 2023. Unless otherwise noted, all share and per share information relating to our Common Stock in this prospectus has been adjusted to reflect the 1-for-10 Reverse Stock Split.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues; (ii) the date on which we become a “large accelerated filer” (which means the year-end at which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter); (iii) the date on which we have issued more than $1 billion of non-convertible debt securities over a three-year period; and (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering. We have elected to take advantage of certain of the scaled disclosure available for emerging growth companies in this prospectus as well as our filings under the Exchange Act of 1934 (“the Exchange Act”), including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and financial statements in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote to approve executive compensation and shareholder approval of any golden parachute payments not previously approved. We will take advantage of these reporting exemptions until we are no longer an “emerging growth company.” The JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Corporate Information

We were incorporated in the State of Delaware on December 9, 2021. Our executive offices are located at 6940 Beach Blvd., Suite D-705, Buena Park, CA 90621 and our telephone number is (714) 694-2403.

Available Information

Our website address is https://ir.yoshiharuramen.com/. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC, at no cost from the SEC’s website at www.sec.gov.

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THE OFFERING

Shares of Class A Common Stock offered by us   Up to 1,600,000 shares of our Class A Common Stock, consisting of:

●	Up to 1,100,000 shares of Class A Common Stock (the “Note Shares”) issuable to Crom upon conversion of the Note; and

●	Up 500,000 shares of Class A Common Stock that are issuable to the Selling Stockholder from time to time pursuant to the EPA as described herein, including 31,948 shares which have been issued as Commitment Shares.

Class A Common Stock outstanding(1)	1,342,585 shares of Class A Common Stock.

Class A Common Stock outstanding after this offering(1)	1,583,580 shares of Class A Common Stock.

Use of proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of the shares of Class A Common Stock being offered by this prospectus. However, we may receive gross proceeds of up to $10,000,000 from the sale of our Class A Common Stock to the Selling Stockholder under the EPA. We will not receive any cash proceeds from the issuance of the Commitment Shares to the Selling Stockholder under the EPA. We have also received $1,000,000 from Crom pursuant to the Promissory Note. We intend to use any proceeds from the Selling Stockholder that we receive under the EPA and Note for working capital, strategic and general corporate purposes. See “Use of Proceeds” on page 19 for more information.

Risk factors	An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the risks described under the heading “Risk Factors” on page 11 and other information included and incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Transfer agent and registrar	The registrar and transfer agent for our Class A Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Nasdaq symbol and trading	Our Class A Common Stock is listed on Nasdaq under the symbol “YOSH.”

(1)	Unless otherwise indicated, all references in this prospectus to the number of shares of our Class A Common Stock outstanding and the number of shares of our Common Stock to be outstanding after this offering is based on 1,342,585 shares outstanding as of February 4, 2025, and excludes:

●	14,700 shares of Class A Common Stock issuable upon the exercise of warrants exercisable at a weighted average exercise price of $50.00 per share as of September 30, 2024.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below and those discussed under the Section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, each as filed with the SEC and which are incorporated by reference in this prospectus, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

It is not possible to predict the actual number of shares we will sell under the EPA to the Selling Stockholder, or the actual gross proceeds resulting from those sales nor is it possible for us to predict the actual number of shares of Class A Common Stock, if any, we will issue upon conversion of the Note to the Selling Stockholder.

Subject to certain limitations in the EPA and compliance with applicable law, we have the discretion to deliver notices to the Selling Stockholder at any time throughout the term of the EPA. The actual number of shares of Class A Common Stock are sold to the Selling Stockholder may depend based on a number of factors, including the market price of our Class A Common Stock during the sales period. Actual gross proceeds may be less than $10,000,000, which may impact our future liquidity. Because the price per share of each share sold to the Selling Stockholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

While we have obtained stockholder approval to exceed Exchange Cap limitation, any issuance and sale by us under the EPA of a substantial amount of shares of Class A Common Stock in addition to the 500,000 shares of our Class A Common Stock (including the 31,948 shares which have been issued as Commitment Shares) being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Class A Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Class A Common Stock, if any, we ultimately sell to the Selling Stockholder under the EPA.

Additionally, we do not have the right to control the timing and amount of any conversions of principal under the Note by the Selling Stockholder. The number of shares that we issue to the Selling Stockholder pursuant to the Note, if any, will depend upon market conditions and other factors to be determined by the Selling Stockholder. The Selling Stockholder may ultimately decide to convert none or a portion of the principal amount of the Note.

The number of shares of Class A Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares, if any, we ultimately issue upon conversion of the Note. However, even if the Selling Stockholder elect to convert the entire principal amount of the Note, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of Class A Common Stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the EPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of Class A Common Stock sold to the Selling Stockholder. Similarly, the Selling Stockholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to the Selling Stockholder at prices lower than the prices they paid.

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The issuance of Class A Common Stock to the Selling Stockholder may cause substantial dilution to our existing shareholders and the sale of such shares acquired by the Selling Stockholder could cause the price of our Class A Common Stock to decline.

We are registering for resale by the Selling Stockholder up to 1,600,000 shares of Class A Common Stock. The number of shares of our Class A Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of shares of Class A Common Stock issued to the Selling Stockholder pursuant to the EPA. Depending on a variety of factors, including market liquidity of our Class A Common Stock, the issuance of shares to the Selling Stockholder may cause the trading price of our Class A Common Stock to decline.

The sale of a substantial number of shares of our Class A Common Stock by the Selling Stockholder in this offering, or anticipation of such sales, could cause the trading price of our Class A Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

Subject to the terms and conditions of the EPA, we may, at our discretion, direct the Selling Stockholder to purchase up to $10,000,000 of shares of our Class A Common Stock under the EPA from time-to-time. Although the EPA provides that we may sell up to an aggregate of $10,000,000 of our Class A Common Stock to the Selling Stockholder and we are registering 500,000 shares of our Class A Common Stock for issuance pursuant to the EPA including 31,948 shares which have been issued as Commitment Shares. The purchase price per share for the shares of Class A Common Stock that we may elect to sell to the Selling Stockholder under the EPA will fluctuate based on the market prices of our Class A Common Stock for each purchase made pursuant to the EPA, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to the Selling Stockholder, the actual purchase price per share to be paid by the Selling Stockholder for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors including, the prevailing market price of our Class A Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from the Selling Stockholder were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to the Selling Stockholder all of the shares of Class A Common Stock available for sale to the Selling Stockholder under the EPA, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our Class A Common Stock or other securities might result in significant dilution and could cause the price of our Class A Common Stock to decline.

To raise capital, we may sell Class A Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the EPA, at prices and in a manner we determine from time to time. We may sell shares or other securities in another offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A Common Stock, or securities convertible or exchangeable into Class A Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

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We cannot predict what effect, if any, sales of shares of our Class A Common Stock in the public market or the availability of shares for sale will have on the market price of our Class A Common Stock. However, future sales of substantial amounts of our Class A Common Stock in the public market, including shares issued upon exercise of outstanding options, warrants and convertible preferred shares, or the perception that such sales may occur, could adversely affect the market price of our Class A Common Stock.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of Class A Common Stock to the Selling Stockholder, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion with respect to the use of proceeds from the sale of any shares of our Class A Common Stock to the Selling Stockholder, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds from the sale of any shares of our Class A Common Stock to the Selling Stockholder. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Class A Common Stock. Our failure to apply these funds effectively could harm our business, delay the development of our pipeline product candidates and cause the price of our Class A Common Stock to decline.

Due to the recent implementation of the Reverse Stock Split, the liquidity of our Class A Common Stock may be adversely effected.

Our Class A Common Stock began trading on Nasdaq on a Reverse Stock Split-adjusted basis beginning on November 28, 2023. The liquidity of the shares of our Class A Common Stock may be affected adversely by any reverse stock split given the reduced number of shares of our Class A Common Stock that are outstanding following the Reverse Stock Split, especially if the market price of our Class A Common Stock does not increase as a result of the Reverse Stock Split. Following the Reverse Stock Split, the resulting market price of our Class A Common Stock may not attract new investors and may not satisfy the investing requirements of those investors. Although we believe that a higher market price of our Class A Common Stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split resulted in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Class A Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Class A Common Stock may not necessarily improve.

If we are unable to satisfy the applicable continued listing requirements of Nasdaq, our Class A Common Stock could be delisted.

On August 21, 2024, we received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq (the “Nasdaq Staff”) indicating that Nasdaq had determined that our amount of stockholders’ equity had fallen below the $2,500,000 required minimum for continued listing set forth in Nasdaq Listing Rule 5550(b)(1). The Notice also noted that we do not meet the alternatives of market value of listed securities or net income from continuing operations, and therefore, we no longer complied with Nasdaq’s Listing Rules. We submitted a plan to regain compliance on October 7, 2024.

On October 9, 2024 we received a second notice from the Nasdaq Staff granting us a extension to February 17, 2025 to complete our capital raising initiatives. While we will attempt to regain compliance by the deadline mandated by the Nasdaq Staff, there can be no guarantees that we will be able to satisfy Nasdaq’s listing requirements in time. Additionally, if we fail to provide evidence of compliance upon filing our periodic report for the quarter ended March 31, 2025 with the SEC and Nasdaq, we will be subject to delisting. We may appeal the Nasdaq Staff’s determination by a petition to the Nasdaq’s hearing panel but there can be no assurance that our appeal will be accepted or that we will be granted a favorable ruling by Nasdaq if our appeal is heard.

As a general matter, we have in the past regularly received written notices from the Listing Qualifications Department of Nasdaq indicating that Nasdaq had determined that we had failed to maintain one or more of Nasdaq’s listing qualification standards. These notices have been issued with respect to: (i) failure to maintain adequate stockholders’ equity above the $2,500,000 required minimum for continued listing set forth in Nasdaq Listing Rule 5550(b)(1) and (ii) failure to maintain the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). While we have in the past remedied these concerns, there can be no assurance that we will remain in compliance with these or other Nasdaq listing standards. We may receive another written notice from Nasdaq highlighting a deficiency in the future. If we are unable to remediate the deficiency in the prescribed timeframe then we may be delisted from the Nasdaq Capital Market.

If our Class A Common Stock is delisted, it could reduce the price of our Class A Common Stock and the levels of liquidity available to our stockholders. In addition, the delisting of our Class A Common Stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our Class A Common Stock could materially adversely affect our ability to raise capital. Delisting from Nasdaq could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern.

As of December 31, 2023, and September 30, 2024 we had $1,959,153, and $1,292,422 in outstanding short-term borrowing. The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern. To continue as a going concern over the next twelve months, we must make payments on our debt as they come due and comply with the covenants in the agreements governing our indebtedness or, if we fail to do so, to (i) negotiate and obtain waivers of or forbearances with respect to any defaults that occur with respect to our indebtedness, (ii) amend, replace, refinance or restructure any or all of the agreements governing our indebtedness, and/or (iii) otherwise secure additional capital. However, we cannot provide any assurances that we will be successful in accomplishing any of these plans.

We do not intend to apply for any listing of the Note on any exchange or nationally recognized trading system, and we do not expect a market to develop for the unregistered securities.

We do not intend to apply for any listing of the Note on Nasdaq or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the. Without an active market, the liquidity of the Note. Further, the existence of the Note may act to reduce both the trading volume and the trading price of our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. that are based on our management’s beliefs and assumptions and on information currently available to management, and which statements involve substantial risk and uncertainties. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth and trends, and objectives for future operations are forward-looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions.

These risks and uncertainties include, among other things, the risk that we may not be able to successfully implement our growth strategy if we are unable to identify appropriate sites for restaurant locations, expand in existing and new markets, obtain favorable lease terms, attract guests to our restaurants or hire and retain personnel; the risk that we may not be able to maintain or improve our comparable restaurant sales growth; that the restaurant industry is a highly competitive industry with many competitors; that our limited number of restaurants, the significant expense associated with opening new restaurants, and the unit volumes of our new restaurants makes us susceptible to significant fluctuations in our results of operations; that we have incurred operating losses and may not be profitable in the future; the risk that our plans to maintain and increase liquidity may not be successful; that we depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition or results of operations; that our operating results and growth strategies will be closely tied to the success of our future franchise partners and we will have limited control with respect to their operations; the risk that we may face negative publicity or damage to our reputation, which could arise from concerns regarding food safety and foodborne illness or other matters; that minimum wage increases and mandated employee benefits could cause a significant increase in our labor costs; that events or circumstances could cause the termination or limitation of our rights to certain intellectual property critical to our business that is licensed from Yoshiharu Holdings Co., or that we could face infringements on our intellectual property rights and be unable to protect our brand name, trademarks and other intellectual property rights; that challenging economic conditions may affect our business by adversely impacting numerous items that include, but are not limited to: consumer confidence and discretionary spending, the future cost and availability of credit and the operations of our third-party vendors and other service providers; the risk that we, or our point of sale and restaurant management platform partners, may fail to secure guests’ confidential, personally identifiable, debit card or credit card information or other private data relating to our employees or us; and the impact of the COVID-19 pandemic, or a similar public health threat, on global capital and financial markets, general economic conditions in the United States, and our business and operations.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described elsewhere in this prospectus and in the section titled “Risk Factors” in our annual report on Form 10-K filed with the SEC on April 1, 2024, as amended by Form 10-K/A filed with the SEC on July 31, 2024.

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THE CROM EPA TRANSACTION

On January 6, 2025, we entered into the EPA with Crom pursuant to which we may sell to Crom up to $10,000,000, of shares (the “ELOC Shares”) of Class A Common Stock, from time to time during the term of the EPA. The EPA contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the EPA, we also agreed to file a registration statement with the SEC, covering the resale of ELOC Shares issued or sold to Crom under the EPA under the Securities Act.

In consideration for Crom’s execution and delivery of the EPA, we issued to Crom 31,948 (the “Commitment Shares”).

We cannot sell any additional shares to Crom until the date that the registration statement which contains this prospectus is declared effective by the SEC and a final prospectus in connection therewith is filed and all of the other conditions set forth in the EPA are satisfied (the “Commencement Date”). From and after such time, we will control the timing and amount of any sales of our Class A Common Stock to Crom. Actual sales of shares of our Class A Common Stock to Crom under the EPA will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Class A Common Stock and determinations by us as to the appropriate sources of funding for our company and our operations. Each issuance and sale by the Company to Crom under the EPA (an “Advance”) is to be effectuated by means of a written notice setting forth the ELOC Shares which the Company intends to require Crom to purchase (the “Advance Notice”), subject to a registration statement being effective for an advance notice to be delivered.

Beginning on the Commencement Date and until January 6, 2027, under the terms and subject to the conditions of the EPA, from time to time, at our discretion, we have the right, but not the obligation, to issue to Crom, and Crom is obligated to purchase, the ELOC Shares, subject to certain limitations set forth in the EPA. The ELOC Shares will be issued and sold to the Crom at a per share price equal to 93% of the lowest volume weighted average price of the Class A Common Stock on the Nasdaq Capital Market (“Nasdaq”) during the five trading days following the clearing date of the respective advance shares (the “Initial Purchase Price”).

Each Advance is subject to a minimum amount not less than $25,000.00 (calculated using the Initial Purchase Price as defined in the EPA) and a maximum amount up to the lesser of: (i) $300,000.00 (calculated using the Initial Purchase Price as defined in the EPA) or (ii) 100% of the average of the daily volume traded of the Class A Common Stock on Nasdaq during the ten trading days (excludes the single highest and lowest volume days for the period) immediately preceding the date of delivery of the Advance Notice (the “Advance Notice Date”) multiplied by the lowest volume weighted average price of the Class A Common Stock on Nasdaq during the ten trading days immediately preceding the Advance Notice Date.

Our ability to issue ELOC Shares under the EPA are subject to certain limitations, including that Crom cannot purchase any shares that would result in it beneficially owning more than 4.99% of the our Class A Common Stock at the time of us issuing an Advance Notice. As of our most recent Annual Meeting of the Stockholders held on December 19, 2024, we have obtained stockholder approval for the issuance of more than 19.99% of our issued and outstanding shares of Class A Common stock pursuant to the EPA and Note transactions with Crom

The net proceeds from sales, if any, under the EPA, will depend on the frequency and prices at which we sell shares of Class A Common Stock to Crom. To the extent we sell shares under the EPA, we currently plan to use any proceeds therefrom for costs of this transaction, for working capital, strategic and other general corporate purposes.

The EPA does not include any on our use of amounts we receive as the purchase price for shares of Class A Common Stock sold to Crom. However, under the EPA, we have covenanted that we will not enter into any equity line of credit with any other party without the prior written consent of Crom.

As of February 4, 2025, there were 1,342,585 shares of our Common Stock outstanding. Although the EPA provides that we may sell up to an aggregate of $10,000,000 of shares of our Common Stock to Crom, only 468,052 shares of our Common Stock are being registered for resale under this prospectus that we may issue and sell to Crom in the future under the EPA, if and when we elect to sell shares of our Common Stock to Crom under the EPA. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares of our Common Stock to Crom under the EPA, we may need to register for resale under the Securities Act additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the EPA. If all of such 468,052 shares of our Common Stock offered hereby were issued and outstanding as of the date of this prospectus, such shares would represent approximately 25.85%% of the total number of outstanding shares of Common Stock, and approximately 76.97% of the total number of outstanding shares of Common Stock held by non-affiliates, in each case as of the date of this prospectus. If we elect to issue and sell to Crom under the EPA more than the 468,052 shares of our Common Stock being registered for resale by Crom under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our Common Stock, which could cause additional substantial dilution to our shareholders. The number of shares of our Common Stock ultimately offered for sale by Crom is dependent upon the number of shares purchased by Crom under the EPA.

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Issuances of our Common Stock to Crom under the EPA will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing shareholders own will not decrease, the shares of our Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to Crom under the EPA. There are substantial risks to our shareholders as a result of the sale and issuance of Common Stock to Crom under the EPA. See “Risk Factors.”

Conditions to Commencement and for Delivery of Advance Notices

Our ability to deliver the Advance Notices to Crom under the EPA are subject to the satisfaction by us, of certain conditions, all of which are entirely outside of Crom’s control, including, but not limited to, the following:

●	the accuracy in all material respects of our representations and warranties included in the EPA on the date of the EPA and the date of each closing of a purchase and sale under the EPA of;

●	we having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the EPA to be performed, satisfied or complied with by us;

●	the registration statement that includes this prospectus (and amendment or supplement thereto) shall have been declared effective and remain effective for the offering and sale of the shares and (i) we shall not have received notice that the SEC has issued or intends to issue a stop order with respect to such registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such registration statement, either temporarily or permanently, or intends or has threatened to do so and (ii) no other suspension of the use of, or withdrawal of the effectiveness of, such registration statement or the prospectus shall exist;

●	the number of shares then to be purchased by Crom shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by Crom beneficially or deemed beneficially owned by Crom, would result in Crom owning more than the beneficial ownership limitation;

●	the absence of any statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the EPA and the exhibits thereto, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the EPA and the exhibits thereto;

●	the Common Stock must be DWAC Eligible and not subject to a “DTC chill”;

●	the issuance of the Advance Shares shall not violate the shareholder approval requirements of Nasdaq; and

●	all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC.

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Termination of the EPA

Unless earlier terminated as provided in the EPA, the EPA will terminate automatically on the earliest to occur of:

●	January 6, 2027; or

●	the date on which Crom shall have purchased Advance Shares for an aggregate purchase price of $10,000,000.

No Short-Selling or Hedging by Crom

Crom has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling our Common Stock during any time prior to the termination of the EPA.

Effect of Performance of the EPA on our Shareholders

All shares registered in this offering that may be issued or sold by us to Crom under the EPA are expected to be freely tradable. The resale by Crom of a significant number of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock to Crom, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Crom all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the EPA. If and when we do sell shares to Crom, after Crom has acquired the shares, Crom may resell all, some or none of those shares of Common Stock at any time or from time to time in its discretion. Therefore, sales to Crom by us under the EPA may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to Crom under the EPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Crom may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Common Stock to Crom and the EPA may be terminated by us at any time at our discretion without any cost to us, subject to certain conditions.

Pursuant to the terms of the EPA, we have the right, but not the obligation, to direct Crom to purchase up to $10,000,000 of our Common Stock, subject to certain limitations. If we elect to issue and sell to Crom under the EPA more than the 468,052 Shares of our Common Stock being registered for resale by Crom under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our Common Stock, which could cause additional substantial dilution to our shareholders. The number of shares of our Common Stock ultimately offered for sale by Crom is dependent upon the number of shares purchased by Crom under the EPA.

The following table sets forth the amount of gross proceeds we would receive from Crom from our sale of shares of Common Stock to Crom under the EPA at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares Issued After Giving Effect to the Issuance to EPA(2)	Gross Proceeds from the Sale of Shares to Crom Under the EPA
$2.15		468,052	25.85%	$1,006,311
$2.30		468,052	25.85%	$1,076,520
$2.45	(3)	468,052	25.85%	$1,146,724
$2.60		468,052	25.85%	$1,216,935
$2.85		468,052	25.85%	$1,333,948
$3.00		468,052	25.85%	$1,404,156
$3.15		468,052	25.85%	$1,474,363

(1)	Although the EPA provides that we may sell up to $10,000,000 of our Class A Common Stock to Crom, we are only registering 500,000 shares under this prospectus pursuant to the EPA, which represents (i) the 31,948 Commitment Shares we will issue to Crom, (ii) and an additional 468,052 shares to be issued pursuant to future Advance Notices.

(2)	The denominator is based on 1,342,585 shares of our Class A Common Stock outstanding as of February 4, 2025, plus the number of shares set forth in the adjacent column that we would have issued or sold to Crom, assuming the average purchase price in the first column. The numerator is based on the number of shares of our Class A Common Stock issuable under the EPA (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Class A Common Stock on January 6, 2025, the date of EPA.

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THE CROM NOTE TRANSACTION

On January 6, 2025, entered a securities purchase agreement (the “SPA”) pursuant to which we issued the Note in the original principal amount of $1,100,000 to Crom. Crom paid a purchase price of $1,000,000 to us for the Note.

The Company will pay a one-time interest charge on the principal amount of the Note at a rate of 5% when such amounts become due and payable. The maturity date of the Note is January 6, 2026. Any outstanding principal or interest on the Note that is not paid when due will bear interest at the rate of the lesser of: (i) 18% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid. Upon the occurrence of an event of default, the Note will become immediately due and payable. In addition, upon an event of default, the Company will be required to pay an amount equal to the principal amount then outstanding plus accrued interest through the date of full repayment multiplied by 115%, plus applicable costs and fees. The Company may prepay the outstanding principal amount and interest due under the Note subject to certain restrictions.

At any time, subject to certain ownership limitations, Crom may convert any portion of the outstanding and unpaid principal, interest, or other amounts outstanding under the Note into Common Stock. The conversion price will be equal to the lesser of: (i) $5.00 or (ii) 90% of the lowest dollar volume weighted average price on any trading day during the five trading days immediately preceding the conversion date, subject to adjustment as provided in the Note (the “Conversion Price”).

Pursuant to the Note, the Company will, at all times, reserve from its authorized and unissued shares of Class A Common Stock a sufficient number of shares to provide for the issuance of the Conversion Shares equal to the greater of: (i) 1,018,518 shares of Class A Common Stock or (ii) the sum of: (a) the number of Conversion Shares issuable upon the full conversion of the Note (assuming no payment of the principal amount or interest) at a conversion price equal to the Conversion Price multiplied by (b) 2.5.

Under the applicable Nasdaq rules, in no event may we issue to Crom under the Note more than the Exchange Cap of 50,000 shares of Class A Common Stock (the “Exchange Cap”), unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than the Nasdaq minimum price, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. As of our most recent Annual Meeting of the Stockholders held on December 19, 2024, we have obtained stockholder approval for the issuance of more than 19.99% of our issued and outstanding shares of Class A Common stock pursuant to the EPA and Note transactions with Crom. In any event, the Note specifically provides that we may not issue or sell any shares of our Common Stock under the Note if such issuance or sale would breach any applicable Nasdaq rules.

Pursuant to the Note, we entered into a registration rights agreement (the “ Note Registration Rights Agreement”) in which we agreed to file, within 30 calendar days from January 6, 2025, a registration statement covering the resale of all of the Conversion Shares. On January 28, 2024, we entered into the First Amendment o the Registration Rights Agreement (the “Amendment”) which amended the mandatory registration provision in the Note Registration Rights Agreement pertaining to the Note. The Amendment updated the amount of time that the Company has to ensure the Registration is declared effective from 90 days to 120 days.

1,100,000 of the Shares registered herein are to be held in reserve for the Conversion Shares that are to be issued pursuant to the Note.

The SPA governing the Note contains customary representations and warranties for the benefit of Crom. The representations, warranties and covenants contained in the SPA and Note were made only for purposes of the SPA and Note and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

Additionally, while any amount remains outstanding on the Note, we have agreed not to effect any transaction involving a Variable Rate Transaction (as defined in the Note). Crom shall not have the right to convert any portion of the Note to the extent that after giving effect to such conversion, Crom would beneficially own 4.99% of the number of Common Stock outstanding immediately after giving effect to such conversion or receipt of Common Stock as interest. Issuances of our Common Stock to Crom under the Note will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing shareholders own will not decrease, the shares of our Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to Crom upon conversion of the Note. There are substantial risks to our shareholders as a result of the sale and issuance of Common Stock to Crom under the Note. See “Risk Factors.”

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USE OF PROCEEDS

This prospectus relates to shares of Class A Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds from the resale of shares of Class A Common Stock by the Selling Stockholder.

We may receive up to $10 million in gross proceeds pursuant to the EPA. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the Selling Stockholder that we receive under the EPA and Note for working capital, strategic and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the EPA and Note. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

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MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market Information and Number of Stockholders

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “YOSH.” The last reported closing price for our Common Stock on Nasdaq on February 3, 2025 was $3.68 per share.

On February 4, 2025, there were 40 holders of record of the shares of our Class A Common Stock and one holder of Class B Common Stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of Common Stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.

Dividend Policy

We have never declared or paid any cash dividends on shares of our Class A Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Class A Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2024:

●	on an actual basis;

●	on an as adjusted basis to give effect to the events above and the issuance and sale of 1,600,000 shares of our Class A Common Stock at an assumed Purchase Price to Selling Stockholder of $2.60 per share.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 which all are incorporated by reference herein.

	As of September 30, 2024 (unaudited)
(in thousands)	Actual	As adjusted
Cash and Cash Equivalents:	$1,712,064	$2,338,651
Total Current Liabilities:	5,895,057	5,895,057
Total Long-Term Liabilities:	11,816,825	11,816,825

Stockholders’ Equity (Deficit):
Class A Common Stock - $0.0001 par value per share; 49,000,000 authorized shares; 1,342,585 shares issued and outstanding at September 30, 2024	125	149
Class B Common Stock - $0.0001 par value per share; 1,000,000 authorized shares; 100,000 shares issued and outstanding at September 30, 2024	10	10
Additional paid-in capital	(12,143,969)	(12,143,969)
Accumulated deficit	(12,543,910)	12,543,910
Total stockholders’ equity (deficit)	$(399,806)	$226,781

The as adjusted information discussed above is illustrative only.

The total number of shares of our Class A Common Stock reflected in the discussion and table above is based on shares outstanding as of September 30, 2024, and excludes:

●	14,700 shares of Class A Common Stock issuable upon the exercise of warrants of which 14,700 are exercisable at a weighted average exercise price of $-50 per share as of September 30, 2024.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of February 4, 2025 (the “Determination Date”) by: (i) each current director of our company; (ii) each of our Named Executive Officers (“NEOs”); (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our Common Stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 1,342,585 shares of Class A Common Stock and 100,000 shares of Class B Common Stock outstanding as of the Determination Date. Unless otherwise indicated, the business address of each person in the table below is c/o Yoshiharu Global Co., at 6940 Beach Blvd., Suite D-705, Buena Park, California 90621. No shares identified below are subject to a pledge.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned(1)	Percent of Class A Common Stock Outstanding(2)	Number of Class B Shares Beneficially Owned(1)	Percent of Class B Common Stock Outstanding(2)	Percent of Total Voting Power(2)(3)
James Chae	619,600	46.15%	100,000	100.00%	69.14%
Soojae Ryan Cho	1,400	*	-	-	*
Jay Kim	10,000	*	-	-	*
Harinne Kim	2,500	*	-	-	*
Yusil Yeo	1,000	*	-	-	*
All NEOs and Directors as a Group (5 persons)	634,500	47.26%	100,000	100.00%	69.77%

*	Beneficial ownership of less than 1.0% is omitted.
(1)	A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options or warrants). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.
(2)	Shares of our Common Stock issuable upon the conversion of our convertible preferred stock are deemed outstanding for purposes of computing the percentage shown above. In addition, for purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.
(3)	Our Class B Common Stock has 10 votes per share, while our Class A Common Stock has one vote per share.

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our Common Stock outstanding.

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DESCRIPTION OF SECURITIES

The following descriptions of our capital stock and certain provisions of Certificate of Incorporation, our Bylaws and Delaware law are summaries. You should also refer to the text of our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized and Outstanding Capital Stock

As of February 4, 2025, 1,342,585 shares of Class A Common Stock were issued and outstanding and 100,000 shares of Class B Common Stock were issued and outstanding.

Class A Common Stock

Pursuant to our Certificate of Incorporation, holders of our Class A Common Stock are entitled to one vote on all matters submitted to a vote of stockholders, and holders of our Common Stock will not be entitled to cumulative voting in the election of directors. This means that the holders of a majority of the combined voting power of our outstanding Common Stock will be able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors. Upon the dissolution, liquidation or winding up of the company, subject to the rights, if any, of the holders of our preferred stock, the holders of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class A Common Stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A Common Stock. All outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock offered in this prospectus will be when issued, fully paid and nonassessable.

Class B Common Stock

Pursuant to our Certificate of Incorporation, our Class B Common Stock has the same rights as our Class A Common Stock except for (i) certain conversion rights as described below under “Conversion Rights,” and (ii) on all matters to be voted on by stockholders, holders of our Class A Common Stock are entitled to one vote per share while holders of our Class B Common Stock are entitled to 10 votes per share. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class B Common Stock will not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B Common Stock. All outstanding shares of Class B Common Stock are fully paid and nonassessable.

James Chae, our Chief Executive Officer, is the only holder of shares of Class B Common Stock.

Conversion Rights

Shares of Class A Common Stock have no conversion rights.

Each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon the earliest of (A) the date such shares cease to be beneficially owned (as such term is defined under Rule 13d-3 of the Exchange Act) by James Chae and (B) at 5:00 p.m. Pacific Time on the date that Mr. Chae ceases to beneficially own (as such term is defined under Section 13(d)) at least 25% of the voting power of all the outstanding shares of capital stock of the company.

Except for the foregoing conversion rights of the Class B Common Stock and provisions applicable equally to both Class A Common Stock and Class B Common Stock, including, but not limited to, the repurchase of such shares by us, there are no provisions which otherwise limit the lifespan of the Class B Common Stock or would require conversion to Class A Common Stock.

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Voting Rights

Except as required by Delaware law or except as otherwise provided in our Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A Common Stock is entitled to one vote for each share held of record on the applicable record date for all of these matters, while each holder of Class B Common Stock is entitled to 10 votes for each share held of record on the applicable record date for all of these matters.

Holders of Class A Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A Common Stock. Class B Common Stock is identical in all respects to Class A Common Stock, except with respect to voting and conversion rights.

Warrants

At September 30, 2024, the following warrants were outstanding:

Underlying Shares of Class A Common Stock	Expiration Date	Initial Exercise Price(1)
14,700	September 8, 2027	$50.00

(1)	Pursuant to the terms of such warrants, the exercise price is subject to adjustment in the event of stock splits, combinations or the like of our Class A Common Stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Our Certificate of Incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Stockholder meetings. Under our Certificate of Incorporation and Bylaws, only the Board of Directors, or the chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors, may call special meetings of stockholders. These provisions may inhibit the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Stockholder action by written consent permitted only if our parent company and its affiliates own a majority of the voting power of the Common Stock. Our Certificate of Incorporation authorizes the right of stockholders to act by written consent without a meeting. This provision will, in certain situations, make it more difficult for stockholders, who are not our parent company or its affiliates, to take action opposed by the Board of Directors.

Amendment of provisions in the Certificate of Incorporation. Our Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding Common Stock in order to amend any provision of our Certificate of Incorporation.

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Amendment of provisions in the Bylaws. Our Bylaws will require the affirmative vote of the holders of at least a majority of the combined voting power of our outstanding Common Stock in order to amend any provision of our Bylaws.

Controlled company. As discussed above, our Class B Common Stock has 10 votes per share, while Class A Common Stock. 100% of our Class B Common Stock is held by James Chae, our Chief Executive Officer. Until our dual class structure terminates, James Chae will be able to control all matters submitted to our stockholders for approval even if he owns significantly less than 50% of the number of shares of our outstanding Common Stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Delaware Anti-Takeover Statute. Our Certificate of Incorporation provides that we are not subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

Our Certificate of Incorporation and our Bylaws each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, each provision states that it shall not apply to actions arising under the Securities Act or the Exchange Act.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our Bylaws which we will adopt prior to the completion of this offering. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Listing

Our Class A Common Stock is traded on Nasdaq under the symbol “YOSH.”

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale by Crom of up to 1,600,000 shares of Class A Common Stock that have been and may be issued by us to Crom under the EPA and Note. For additional information regarding the shares of Class A Common Stock included in this prospectus, see the section titled “The Crom EPA Transaction” and “The Crom Note Transaction” above. We are registering the shares of Class A Common Stock included in this prospectus pursuant to the provisions of the EPA in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the EPA and Note, Crom has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Crom Structured Opportunities Fund I, LP.

The table below presents information regarding the Selling Stockholder and the shares of Class A Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of February 4, 2025. The number of shares in the column “Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A Common Stock with respect to which the Selling Stockholder has voting power, including the power to vote or to direct the voting of such shares, and/or investment power, including the power to dispose or to direct the disposition of such shares. The percentage of shares of Class A Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate 1,342,585 shares of our Class A Common Stock outstanding on February 4, 2025.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Class A Common Stock that we may, in our discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus in purchases pursuant to the EPA and Note, if any, will fluctuate based on the market prices of our Class A Common Stock at the times we elect to sell such shares to the Selling Stockholder in purchases under the EPA and Note, it is not possible for us to predict, as of the date of this prospectus and prior to any such purchases under the EPA and Note, the actual number of shares of Class A Common Stock that we will sell to the Selling Stockholder under the EPA and Note, which may be fewer than the number of shares of Class A Common Stock being offered for resale by the Selling Stockholder under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Class A Common Stock being offered pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this	Number of Shares of Class A Common Stock Owned After Offering
	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(2)
Crom Structured Opportunities Fund I, LP (4)	66,994	4.99%	1,600,000	146,834	4.99%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Class A Common Stock.
(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase from us at our election from time to time after the date of this prospectus pursuant to Purchases under the EPA and Conversions under the Note, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the EPA, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchases of the Class A Common Stock are subject to certain agreed upon maximum amount limitations set forth in the EPA. Also, the EPA prohibits us from issuing and selling any shares of our Class A Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of Class A Common Stock to exceed the 4.99% beneficial ownership limitation. The beneficial ownership limitation may not be amended or waived under the EPA.
(2)	Applicable percentage ownership is based on 1,342,585 shares of our Class A Common Stock outstanding as of February 4, 2025.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)	The business address of Crom Structured Opportunities Fund I, LP is 228 Park Ave S PMB 57033, New York, NY, 10003-1502. The general partner of Crom Structured Opportunities Fund I, LP is CROM STRUCTURED OPPORTUNITIES FUND I GP, LLC. CROM CORTANA FUND LLC is the member of the general partner. John Chen and Liam Sherif have voting and disposition control over the shares of Class A Common Stock but disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

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PLAN OF DISTRIBUTION

The shares of Class A Common Stock offered by this prospectus are being offered by the Selling Stockholder, Crom. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Class A Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Crom is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Crom has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Class A Common Stock that it has acquired and may in the future acquire from us pursuant to the EPA and Note. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Crom has informed us that each such broker-dealer will receive commissions from Crom that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

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We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A Common Stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our Class A Common Stock under the EPA, we committed to issue to the Selling Stockholder 31,948 shares of Class A Common Stock upon the execution of the EPA (the “Commitment Shares”). We also have agreed to reimburse Crom for the fees and disbursements of its counsel in an amount equal to $20,000 payable as a deduction from the purchase price to be paid by EPA for the purchase of Class A Common Stock.

We also have agreed to Crom and certain other persons against certain liabilities in connection with the offering of shares of our Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Crom has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Crom specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The total expenses paid at the signing of the documents for the offering was $20,000.

Crom has represented to us that at no time prior to the date of the EPA has Crom or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Common Stock or any hedging transaction, which establishes a net short position with respect to our Class A Common Stock. Crom has agreed that during the term of the EPA, neither Crom, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class A Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Class A Common Stock is currently listed on The Nasdaq Capital Market under the symbol “YOSH”.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during the years ended December 31, 2023 and 2022 by our principal executive officers and our other most highly compensated executive officers as of the end of December 31, 2023 (“NEOs”).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
James Chae, CEO and Chairman of the Board	2023	$285,000	$55,000	-0-	-0-	-0-	-0-	-0-	$340,000

Soojae Ryan Cho, CFO	2023	$144,000	-0-	-0-	-0-	-0-	-0-	-0-	$144,000

James Chae, CEO and Chairman of the Board	2022	$285,000	$632,000	-0-	-0-	-0-	-0-	-0-	$917,000

Soojae Ryan Cho, CFO	2022	$91,000	-0-	$56,000	-0-	-0-	-0-	-0-	$147,000

Narrative to Summary Compensation Table

We entered into an employment contract on November 21, 2022 with James Chae as Chief Executive Officer for an annual salary of $285,000. There are no stock option and/or warrant programs at this time, but such programs may be developed in the future.

We engaged Soojae Ryan Cho effective May 23, 2022 to serve as Chief Financial Officer, effective immediately. The offer letter provides for employment at will, for an initial term through May 22, 2023, which shall automatically renew annually, unless we determine not to renew the term with 60 days prior written notice. We have agreed to compensate Mr. Cho $144,000 per year, with yearly adjustments, based on performance. Subsequent to December 31, 2022, Mr. Cho received a restricted stock grant equal to $56,000 in shares of Class A Common Stock which vested three (3) months from the date of engagement.

Except as set forth above we do not currently have employment agreements with any of our NEOs.

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Outstanding Equity Awards at the Year End

As of December 31, 2023, there were no outstanding equity awards for each of the NEOs.

Payments Upon Termination or Change in Control

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control.

Retirement Plans

We do not maintain any deferred compensation, retirement, pension or profit-sharing plans.

Omnibus Equity Incentive Plan

On February 4, 2022, we adopted an incentive plan, which we refer to as the 2022 Plan, the material terms of which are described below.

Key Features

The Yoshiharu Global Co., Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) includes a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees, non-employee directors and other service providers and stockholders’ interests. These provisions include, but are not limited to, the following (which are qualified in their entirety by the actual text of the 2022 Plan):

●	No Discounted Options or SARs. Stock options and SARs (as defined below) generally may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.
●	No Repricing without Stockholder Approval. Other than in connection with a change in our capitalization, at any time when the purchase price of a stock option or SAR is above the market value of a share, we will not, without stockholder approval, reduce the purchase price of the stock option or SAR and will not exchange the stock option or SAR for a new award with a lower (or no) purchase price or for cash.
●	No Transferability. Awards generally may not be transferred, except as otherwise provided in the 2022 Plan, including by will or the laws of descent and distribution, unless approved by the Board of Directors and/or the Compensation Committee of our Board of Directors (the “Compensation Committee”).
●	No Automatic Grants. The 2022 Plan does not provide for automatic grants to any individual.
●	Multiple Award Types. The 2022 Plan permits the issuance of nonstatutory stock options (NSOs), incentive stock options (ISOs), stock appreciation rights (SARs), restricted stock units (RSUs), restricted stock, other stock-based awards, and cash awards. This breadth of award types will enable us to tailor awards in light of the accounting, tax, and other standards applicable at the time of grant.
●	Clawbacks. All awards, amounts or benefits received or outstanding under the 2022 Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with our clawback or similar policy or any applicable law related to such actions.
●	Independent Oversight. The 2022 Plan is administered by a committee of independent members of the Board of Directors.

Material Features of the 2022 Plan

The material terms of the 2022 Plan are summarized below. This summary of the 2022 Plan is not intended to be a complete description of the 2022 Plan and is qualified in its entirety by the actual text of the 2022 Plan.

Eligibility and Participation. Awards may be granted under the 2022 Plan to officers, employees, and consultants of the company and its subsidiaries and to non-employee directors of the company. Any of these awards may—but need not—be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions hereof.

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Plan Administration. The Board of Directors has power and authority related to the administration of the 2022 Plan as are consistent with our corporate governance documents and applicable law. Pursuant to its charter, the Compensation Committee administers the 2022 Plan.

Type of Awards. The following types of awards are available for grant under the 2022 Plan: ISOs, NSOs, SARs, restricted stock, RSUs, other stock-based awards, and cash awards.

Number of Authorized Shares. The total number of shares authorized to be awarded under the Plan will not exceed 1,500,000 shares of Class A Common Stock. Shares issued under the Plan will consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by us from time to time. Subject to adjustment under Section 15 of the 2022 Plan, 1,500,000 shares available for issuance under the Plan will be available for issuance as Incentive Stock Options.

Share Counting. Any award settled in cash will not be counted as shares for any purpose under the Plan. If any Award expires, or is terminated, surrendered, or forfeited, in whole or in part, the unissued shares covered by that award will again be available for the grant of awards. In the case of any substitute award, such substitute award will not be counted against the number of shares reserved under the 2022 Plan.

Stock Options and SARs

Grant of Options and SARs. The Compensation Committee may award ISOs, NSOs (together, “options”), and SARs to grantees under the 2022 Plan. SARs may be awarded either in tandem with or as a component of other awards or alone.

Exercise Price of Options and SARs. A SAR will confer on a grantee a right to receive, upon exercise thereof, the excess of (1) the fair market value of one Share on the date of exercise over (2) the SAR exercise price. The Award Agreement for a SAR (except those that constitute substitute awards) will specify the SAR Exercise Price, which will be fixed on the grant date as not less than the fair market value of a Share on that date. A SAR granted in tandem with an outstanding option after the grant date of such option will have a SAR Exercise Price that is equal to the option price, provided that the SAR Exercise Price may not be less than the fair market value of a Share on the grant date of the SAR.

Vesting of Options and SARs. The Board of Directors and/or Compensation Committee will determine the terms and conditions (including any performance requirements) under which an option or SAR will become exercisable and will include that information in the award agreement.

Special Limitations on ISOs. An option will constitute an ISO only if the grantee of the option is an employee of the company or any subsidiary of the company and to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the 2022 Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000. This limitation will be applied by taking options into account in the order in which they were granted.

Restricted Shares and RSUs

At the time of grant, the Compensation Committee may establish a period of time and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an award of Restricted Shares or RSUs. Each award of Restricted Shares or RSUs may be subject to a different restricted period and additional restrictions. Neither Restricted Shares nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or before the satisfaction of any other applicable restrictions. Unless the Compensation Committee otherwise provides in an award agreement, holders of Restricted Shares will have rights as stockholders, including voting and dividend rights.

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Other Stock-Based Awards

The Compensation Committee may, in its discretion, grant other stock-based awards. The terms of other stock-based awards will be set forth in the applicable award agreements, subject to the 2022 Plan requirements.

Performance Awards

The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance terms conditions as may be specified by the Compensation Committee. It may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance terms or conditions.

Effect of Certain Transactions

Adjustments for Changes in Capitalization. If changes in our Class A Common Stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the Class A Common Stock without receipt of consideration by us, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by us, the number and kinds of shares for which grants of awards may be made, the number and kinds of shares for which outstanding awards may be exercised or settled, and the performance goals relating to outstanding awards, will be equitably adjusted by us.

Adjustments for Certain Transactions. Except as otherwise provided in an award agreement, in the event of a corporate transaction, the 2022 Plan and the awards will continue in effect in accordance with their respective terms, except that after a corporate transaction either (1) each outstanding award will be treated as provided for in the agreement entered into in connection with the corporate transaction or (2) if not so provided in such agreement, each grantee will be entitled to receive in respect of each Share subject to any outstanding awards, upon exercise or payment or transfer in respect of any award, the same number and kind of stock, securities, cash, property, or other consideration that each stockholder was entitled to receive in the corporate transaction in respect of one Share. Unless otherwise determined by the Compensation Committee, such stock, securities, cash, property or other consideration will remain subject to all of the terms and conditions (including performance criteria) that were applicable to the awards before such corporate transaction. Without limiting the generality of the foregoing, the treatment of outstanding options and SARs under in connection with a corporate transaction in which the consideration paid or distributed to the stockholders is not entirely shares of Class A Common Stock of the acquiring or resulting corporation may include the cancellation of outstanding options and SARs upon consummation of the corporate transaction as long as, at the election of the Compensation Committee, (A) the holders of affected options and SARs have been given a period of at least 15 days before the date of the consummation of the corporate transaction to exercise the options or SARs (to the extent otherwise exercisable) or (B) the holders of the affected options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per Share price paid or distributed to stockholders in the corporate transaction (the value of any noncash consideration to be determined by the Compensation Committee) over the option price or SAR Exercise Price, as applicable.

Change in Control. For any Awards outstanding as of the date of a change in control, either of the following provisions will apply, depending on whether, and the extent to which, awards are assumed, converted, or replaced by the resulting entity in a change in control, unless otherwise provided by an award agreement:

(1) To the extent such awards are not assumed, converted or replaced by the resulting entity in the change in control, then upon the change in control such outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, will lapse and become vested and nonforfeitable, and for any outstanding performance awards the target payout opportunities attainable under such awards will be deemed to have been fully earned as of the change in control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of our fiscal quarter end preceding the change in control.

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(2) To the extent such awards are assumed, converted, or replaced by the resulting entity in the change in control, if, within 24 months after the date of the change in control, the service provider has a separation from service by us other than for cause (which may include a separation from service by the service provider for “good reason” if provided in the applicable award agreement), then such outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, will lapse and become vested and nonforfeitable, and for any outstanding performance awards the target payout opportunities attainable under such awards will be deemed to have been fully earned as of the separation from service based on the greater of an assumed achievement of all relevant performance goals at the “target” level or the actual level of achievement of all relevant performance goals against target as of our fiscal quarter end preceding the change in control.

Term of Plan. Unless earlier terminated by the Board of Directors or the Compensation Committee, the authority to make grants under the 2022 Plan will terminate on the tenth anniversary of the 2022 Plan’s effective date.

Employee Benefits

All of our full-time employees are eligible to participate in health and welfare plans maintained by us, including:

●	medical, dental and vision benefits; and

●	basic life and accidental death & dismemberment insurance.

Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.

Nonqualified Deferred Compensation

Our NEOs did not earn any nonqualified deferred compensation benefits from us during the years 2021 and 2022.

Director Compensation

Our employee directors did not receive any compensation for serving as a member of our board of directors during the years ended December 31, 2022 and December 31, 2023. We plan to implement a compensation plan for our non-employee directors, such that non-employee directors will receive an annual cash retainer and/or an annual grant of stock options. Our committee chairpersons will receive certain additional retainer fees.

Directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, including expenses incurred in attending board meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our current certificate of incorporation and bylaws, as well as the amended and restated certificate of incorporation.

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LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Pryor Cashman LLP. Additional legal matters may be passed upon for us, the Selling Stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

BCRG Group, an independent registered public accounting firm, has audited our financial statements at and for the years ended December 31, 2023 and December 31, 2022 as set forth in its report included in our annual report on Form 10-K, as amended, for the twelve months ended December 31, 2023 and 2022, respectively, which are incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on BCRG Group’s reports, given on their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on April 1, 2024, as amended on Form 10-K/A, filed with the Securities and Exchange Commission on July 31, 2024; and

●	our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the Securities and Exchange Commission on August 14, 2024; and

●	our Quarterly Report on Form 10-Q for the period ended June 30, 2024, filed with the Securities and Exchange Commission on August 19, 2024; and

●	our Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the Securities and Exchange Commission on November 19, 2024; and

●	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 10, 2024, May 8, 2024, May 17, 2024, June 17, 2024 (as amended on July 5, 2024) June 27, 2024, July 5, 2024, August 23, 2024, August 26, 2024, September 4, 2024, December 20, 2024 and January 13, 2025 (other than information “furnished” under Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

●	the description of our Common Stock contained in the registration statement on Form 8-A, dated September 7, 2022, File No. 001-41494, and any other amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement to which this prospectus relates and prior to effectiveness of such registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

The documents incorporated by reference into this prospectus are also available on our corporate website at https://ir.yoshiharuramen.com/. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Yoshiharu Global Co.

Attention: Chief Financial Officer

6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

(714) 694-2403

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 6940 Beach Blvd., Suite D-705, Buena Park, CA 90621, Attention: Chief Financial Officer or telephoning us at (714) 694-2403.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at https://ir.yoshiharuramen.com/. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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1,600,000 Shares

YOSHIHARU GLOBAL CO.

PRELIMINARY PROSPECTUS

The date of this prospectus is           , 2025

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration and the FINRA filing fee, are estimated:

SEC registration fee	$879.41
Legal fees and expenses	$50,000.00
Printing fees and expenses	$500.00
Accounting fees and expenses	$20,000
Miscellaneous fees and expenses	$10,000
Total	$81,379.41

Item 14. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act:

On January 4, 2024, we entered into a Securities Purchase Agreement, as amended by an Amendment to Securities Purchase Agreement dated April 18, 2024 (the “Purchase Agreement”) with the Selling Stockholder whereby we have the right to sell up to an aggregate of $5.0 million of newly issued shares of our Class A Common Stock. We issued 12,476 shares of our Class A Common Stock to the Selling Stockholder as an initial fee for commitment to purchase our Class A Common Stock under the Purchase Agreement.

On January 6, 2025 we entered into a equity purchase agreement with the Selling Stockholder whereby we have the right to sell up to an aggregate of $10.0 million of newly issued shares of our Class A Common Stock. We issued 31,948 shares of our Class A Common Stock to the Selling Stockholder as an initial fee for commitment to purchase our Class A Common Stock under the EPA.

The issuances pursuant to the EPA were made in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Buena Park, California, on February 4, 2025.

Yoshiharu Global Co.

By:	/s/ James Chae
James Chae
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James Chae and Soojae Ryan Cho as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Chae	Chairman, Chief Executive Officer, and President	February 4, 2025
James Chae	(Principal Executive Officer)

/s/ Soojae Ryan Cho	Chief Financial Officer	February 4, 2025
Soojae Ryan Cho	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jay Kim
Jay Kim	Director	February 4, 2025

/s/ Harinne Kim
Harinne Kim	Director	February 4, 2025

/s/ Yusil Yeo
Yusil Yeo	Director	February 4, 2025

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EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to our Registration Statement on Form S-1 filed on February 9, 2022).
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation filed November 22, 2023 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on November 24, 2023).
3.3	Bylaws dated December 9, 2021 (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to our Registration Statement on Form S-1 filed on February 9, 2022).
4.1	Specimen Class A Stock Certificate (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on January 25, 2022).
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q filed on November 14, 2022).
5.1*	Opinion of Pryor Cashman LLP, regarding legality of shares being registered.
10.1	Form of IPO Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on May 31, 2022).
10.2	Form of Director and Officer Indemnity Agreement (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.3	Commercial Lease by and between Daniel D. Lim and Global JJ Group, Inc. dated November 1, 2015 (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.4	Retail Center Lease Agreement by between the Source at Beach, LLC and Global JJ Group, Inc. dated May 1, 2015 (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.5	Commercial Lease Agreement by and between Juan Caamano and Global AA Group, Inc. dated September 6, 2016 (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.6	Shopping Center Lease by and between La Miranda Center, Inc. and Global DD Group, Inc. dated July 1, 2020 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.7	Retail Lease by and between Irvine Orchard Hills Retail, LLC and Yoshiharu Irvine dated December 30, 2020 (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.8	Lease between Tarpon Property Ownership 2 LLC and Global BB Group, Inc. dated August 22, 2019 (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.9	Shopping Center Lease by and between the Price Reit, Inc. and Global CC Group, Inc. dated March 2, 2021 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.10	Lease Agreement by and between SY Ventures V, LLC and Global AA Group, Inc. (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.11	Lease by and between Cerritos West Covenant Group LLC and Yoshiharu Cerritos dated March 2, 2021 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.12	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 23, 2021 (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.13	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated July 23, 2021 (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 filed on January 25, 2022).

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10.14	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 5, 2021 (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.15	Promissory Note, dated November 27, 2018, by and between Global AA Group, Inc., Global JJ Group, Inc. and Pacific City Bank (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.16	Yoshiharu Global Co. 2022 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to our Registration Statement on Form S-1 filed on February 9, 2022).
10.17	Employee Offer Letter between Yoshiharu Global Co. and Soojae Ryan Cho, dated May 23, 2022 (incorporated by reference to Exhibit 10.17 to Amendment No. 3 to our Registration Statement on Form S-1 filed on May 27, 2022).
10.18	Lease by and between Ocean Ranch II, LLC and Yoshiharu Global Co., dated July 18, 2022 (incorporated by reference to Exhibit 10.18 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 29, 2022).
10.19	Lease agreement by and between SVAP II Chapman, LLC and Yoshiharu Garden Grove, dated as of July 15, 2022 (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on November 14, 2022).
10.20	Shopping Center Lease by and between Center Pointe LLC and Yoshiharu Menifee, dated May 24, 2022 (incorporated by reference to Exhibit 10.19 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 29, 2022).
10.21	Lease Agreement by and between California Property Owner I, LLC and Yoshiharu Clemente, dated May 31, 2022 (incorporated by reference to Exhibit 10.20 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 29, 2022).
10.22	Employment Contract between James Chae and Yoshiharu Global Co., dated November 21, 2022 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed on March 30, 2023).
10.23	Asset Purchase Agreement by and among Jianga LLC, HJH LLC, Ramen Aku LLC, Jihyuck Hwang, and Yoshiharu Global Co. dated November 21, 2023 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on November 27, 2023).
10.24	Seller Carry Loan Note issued by Yoshiharu LV and Yoshiharu Global Co. for the benefit of Jihyuck Hwang dated November 21, 2023 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on November 27, 2023).
10.25	Convertible Note Agreement by and among Yoshiharu LV and Yoshiharu Global Co. for the benefit of Jihyuck Hwang dated November 21, 2023 (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed on November 27, 2023).
10.26	Securities Purchase Agreement by and between Yoshiharu Global Co. and Alumni Capital LP dated January 4, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 10, 2024).
10.27**	Amendment to Securities Purchase Agreement by and between Yoshiharu Global Co. and Alumni Capital LP dated April 18, 2024
10.28	Amended and Restated Asset Purchase by and among Jianga LLC, HJH LLC, Ramen Aku LLC, Jihyuck Hwang, and Yoshiharu Global Co. dated June 12, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 17, 2024).
10.29	Employment Offer Letter of Jihyuck Hwang (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on June 17, 2024).
10.30	Registration Rights Agreement pursuant to the Equity Purchase Agreement by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025
10.31	Equity Purchase Agreement by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025
10.32	Promissory Note by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025
10.33	Security Purchase Agreement by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025
10.34	Registration Rights Agreement pursuant to the Note by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025
10.35	Amendment to Registration Rights Agreement pursuant to the Note by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 28, 2025
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-1 filed on January 25, 2022).
23.1*	Consent of BCRG Group.
23.2*	Consent of Pryor Cashman LLP (included in their opinion filed as Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of this registration statement on Form S-1).
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

* Filed Herewith

** Previously Filed

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